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                                                                     EXHIBIT 4.1

                           UNSECURED PROMISSORY NOTE
                         (Cornell Transcription, Inc.)


$270,000                         HOUSTON, TEXAS                DECEMBER 1, 1998


     FOR VALUE RECEIVED, the undersigned, AVRI HEALTH CARE INFORMATION SERVICES, INC., a Delaware corporation with offices located at 4615 Post Oak Place, Suite 111, Houston, Texas 77027 (hereinafter called "Maker"), promises to pay to the order of CORNELL TRANSCRIPTION, INC., a New York corporation (hereinafter called "Payee"), which term shall herein in every instance refer to any owner or holder of this Note, the sum of TWO HUNDRED SEVENTY THOUSAND AND NO/100 DOLLARS ($270,000), without interest until maturity. All amounts due hereunder shall be payable at the offices of Payee, 16 W. 36th Street, 10th Floor, New York, New York 10018, or at such other place which Payee may hereafter designate in writing.

     After maturity (whether by acceleration in the event of default or otherwise), all amounts outstanding hereunder shall bear interest at the rate of eighteen percent (18%) per annum (the "Agreed Rate"). All payments hereunder shall be first credited against any accrued and unpaid interest hereunder, with all remaining amounts credited against unpaid principal. Any interest that shall accrue in accordance herewith on the indebtedness evidenced by this Note shall be computed on the basis of a year of 365 or 366 days, as the case may be.

     This Note shall be payable as follows:

          (i) $150,000 shall be due and payable on or before February 28, 1999. Of such $150,000 payment, Purchaser shall deliver $25,000 directly to Seller's lender, Innodata Corporation, a Delaware corporation ("Seller's Lender"), as a payment on behalf of Seller, in satisfaction of that certain $25,000 installment note payment due on or before April 30, 1999, pursuant to the terms of that certain Promissory Note dated as of April 22, 1998, in the original principal amount of up to $100,000 (the "Seller's Note"). Notwithstanding Purchaser's agreement to make such installment payment on behalf of Seller, Purchaser shall not assume nor become liable for any of Seller's obligations under the Seller's Note, it being Seller's and Purchaser's intention and agreement that Purchaser is merely agreeing to pay such amount directly to Seller's Lender on behalf of, and as an accommodation to, Seller.

          (ii) $120,000 shall be payable in twelve (12) equal monthly installments of $10,000 each, payable on the first day of each month commencing on January 1, 1999, and continuing thereafter until December 1, 1999, when, if not sooner paid, all outstanding amounts under the Note shall be due and payable in full.


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     In the case of an Event of Default (as defined below) which is not cured within ten (10) days after Maker receives written notice from Payee of the existence of such Event of Default, then Payee shall have the option, to the extent permitted by applicable law, to declare this Note due and payable, whereupon the entire unpaid principal balance of this Note and all accrued unpaid interest thereon shall thereupon at once mature and become due and payable without presentment, demand, protest or notice of any kind (including, but not limited to, notice of intention to accelerate or notice of acceleration), all of which are hereby expressly waived by Maker.

     The occurrence of any one or more of the following events with regard to Maker shall constitute an Event of Default hereunder:

     (A)  Maker shall fail to pay when due the principal or interest hereunder;

     (B) Maker shall fail to perform any of the obligations, covenants or agreements legally imposed by the terms of this Note;

     (C) Maker shall admit its inability to pay its debts as they mature or shall make any assignment for the benefit of itself or any of its creditors; or

     (D) A receiver or trustee shall be appointed for the Maker or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Maker and such receiver or trustee shall not be discharged within ninety
          (90) days of his appointment, or Maker shall discontinue business or materially change the nature of its business.

     It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time during the term of this Note. Accordingly, it is agreed that, notwithstanding any provision of this Note to the contrary, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Note, or any agreement entered into in connection with this Note, it is agreed as follows: (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of all interest under applicable law that is contracted for, charged or received under this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly credited to Maker by Payee (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to Maker by Payee); (iii) neither Maker nor any other person or entity now or hereafter liable in connection with this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws; and (iv) the effective rate of interest shall be ipso facto reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to Payee for the use, forbearance and detention of the indebtedness of Maker to Payee shall, to the extent permitted by applicable law, be amortized, pro rated, allocated and spread throughout the full term of the indebtedness described in this Note, until

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payment in full so that the actual rate of interest does not exceed the Highest
Lawful Rate in effect at any particular time during the full term thereof. The maximum lawful interest rate, if any, referred to in this paragraph that may accrue pursuant to this Note is referred to herein as the "Highest Lawful Rate". If at any time the Agreed Rate shall exceed the Highest Lawful Rate, and thereafter the Agreed Rate should become less than the Highest Lawful Rate, the rate of interest payable in such latter time shall be the Highest Lawful Rate until Payee shall have received the amount of interest which Payee would have otherwise received if the Agreed Rate had not been limited by the Highest Lawful Rate during the period of time that the Agreed Rate exceeded the Highest Lawful Rate. If at maturity or final payment of this Note the total amount of interest paid or accrued under the foregoing provisions is less than the total amount of interest which would have accrued if the Agreed Rate had at all times been in effect, then Maker agrees to pay to Payee, to the extent allowed by law, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued if the Highest Lawful Rate had at all times been in effect or (ii) the amount of interest which would have accrued if the Agreed Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Note.

     Except as otherwise provided herein, Maker and all other parties now or hereafter liable hereon severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto and agree
(i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this Note.

     In the event of any default hereunder and this Note is collected by suit or legal proceedings or through bankruptcy proceedings, Maker agrees to pay, in addition to all other amounts owing hereunder, all expenses and costs of collection, including reasonable attorney's fees incurred by the holder hereof.

     If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or legal banking holiday, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment.

     This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America, without giving effect to principals of conflicts of laws.

This Note is unsecured.

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     EXECUTED this ___ day of November, 1998, to be effective as of December 1,
                                 1998.


                                 AVRI HEALTH CARE INFORMATION SERVICES, INC., a Delaware corporation



                                 By: ___________________________________
                                 Name:_________________________________
                                 Title:__________________________________




                               Signature Page to
                           Unsecured Promissory Note
                         (Cornell Transcription, Inc.)

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